Permian Basin Royalty Trust	Exhibit 99.1
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES MARCH CASH DISTRIBUTION
     DALLAS, Texas, March 21, 2006 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.134437 per unit, payable on April 14, 2006, to unit holders of record on March 31, 2006.
     This month’s distribution increased from the previous month due primarily to increased oil and gas production in both the Waddell Ranch and the Texas Royalty properties, and slightly higher oil prices. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 69,952 bbls and 295,210 mcf. The average price for oil was $58.47 per bbl and for gas was $8.82 per mcf. This would primarily reflect production for the month of January. Capital expenditures were approximately $397,177. The numbers provided reflect what was net to the Trust.
     Burlington Resources Oil and Gas Company has advised the Trustee that the capital expenditures budget for 2006 totals approximately $23.4 million, of which approximately $7.4 million is attributable to the 2006 drilling program, $15 million gross to workovers and recompletions, and $1 million for facilities. Accordingly, there is a 59% increase in capital expenditures for 2006 as compared with the 2005 capital expenditures. The net costs to the Trust will be approximately $11.1 million. Also, lease operating expense (LOE) is projected to have a substantial increase due to electricity costs. The budget for LOE for 2006 is estimated to be $27.4 million.
     The independent petroleum engineers’ reports as to the proved oil and gas reserves attributable to the Royalties conveyed to the Trust were obtained from Cawley, Gillespie &

Associates, Inc. The following table presents the proved reserve quantities as of December 31, 2005 (in thousands):

	Waddell Ranch		Texas Royalty
	Properties		Properties		Total
	Oil	Gas	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(Bbls)	(Mcf)	(Bbls)	(Mcf)

December 31, 2005	3,315	20,929	3,535	5,603	6,850	26,532

     Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Permian Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission
For information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
*     *     *

Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 877 .228.5085